Exhibit 10.10
THE HARTFORD 2010 INCENTIVE STOCK PLAN:
ADMINISTRATIVE RULES
ADOPTED BY THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
OF THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RELATING TO AWARDS FOR KEY EMPLOYEES
Set forth below are the Administrative Rules (“Rules”) which have been adopted by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of The Hartford Financial Services Group, Inc. (the “Company”) for the administration under The Hartford 2010 Incentive Stock Plan (the “Plan”) of Awards (as such term is defined in the Plan) for Key Employees of the Company. These Rules have been adopted in accordance with the Plan which grants the Committee full discretion and authority to interpret, construe and administer the Plan and any part thereof. Any or all Rules outlined in this document may be amended, changed, or suspended by the Committee at any time without prior notice to Key Employees participating in the Plan. In the event of any conflict between these Rules and the provisions of the Plan, the Plan shall prevail. Capitalized terms used herein shall have the meanings specified herein or assigned by the Plan.
1.
Awards to Executives Who Report to the CEO or Who Are Section 16 Executive Officers: Awards for those executives who report to the Chief Executive Officer and executive officers as defined in Section 16 of the Act and as designated by the Board of Directors (collectively “Senior Executive Officers”) shall be made by the Committee, or by the Committee Chairman subject to subsequent ratification by the Committee,

2.
Awards to Other Key Employees: Pursuant to Section 11(d) of the Plan, and to the extent not inconsistent with the Plan, the Committee hereby delegates its authority to the Chief Executive Officer or the Executive Vice President, Human Resources of the Company (or other person holding a similar position) to grant Awards (and to determine all matters related thereto) to Key Employees who are not Senior Executive Officers (as defined above) after the date the Committee makes its annual Awards of Restricted Units to Key Employees, as follows:

An Award of Restricted Stock or Restricted Units to a Key Employee under this Rule shall be based upon the following guidelines, unless special circumstances (such as the need to compensate a Key Employee for incentive awards from a prior employer that are forfeited in connection with his or her employment by the Company) warrant deviation from such guidelines:
•
in the case of Restricted Units, a guideline Award value up to the target annual Award amount applicable to the Key Employee, and, in the case of Restricted Stock, a guideline award value up to 100% of the Key Employee’s base salary

•
guideline Award vesting pursuant to which the restrictions on an Award lapse either on the third anniversary of the date of award, or in accordance with the schedule applicable to the most recent Awards approved by the Committee for Key Employees.

An Award of Options or Performance Shares to a Key Employee under this Rule shall be based upon the following guidelines, unless special circumstances (such as the need to compensate a Key Employee for incentive awards from a prior employer that are forfeited in connection with his or her employment by the Company) warrant deviation from such guidelines:
•	Awards of Options and Performance Shares shall be made only to Key Employees who are not in Tier 3 and below
•	a guideline Award value up to the target annual Award amount applicable to the Key Employee
•
guideline Award vesting pursuant to which the restrictions on an Award lapse either on the third anniversary of the date of award, or in accordance with the schedule applicable to the most recent Awards approved by the Committee for Key Employees.

Awards granted pursuant to the authority delegated hereunder shall be periodically reported to the Committee.
3.
Termination Rules for Restricted Units and Performance Shares. Pursuant to the discretion granted to the Committee with respect to vesting of Restricted Units and Performance Shares, if a Key Employee (including a Senior Executive Officer) terminates employment with all Participating Companies during a Restriction Period or Performance Period because of (a) death, (b) Total Disability, or (c) his or her termination of employment due to Retirement, that Key Employee shall be entitled, following the end of the applicable Restriction Period or Performance Period, to a prorated payment in settlement of such Restricted Units and Performance Shares, with such proration based on the portion of the Restriction Period or Performance Period during which the Key Employee was employed by a Participating Company.

4.
Termination Rules for Options. Pursuant to the discretion granted to the Committee with respect to vesting of Options, if a Key Employee (including a Senior Executive Officer) terminates employment with all Participating Companies because of (a) death, (b) Total Disability, or (c) his or her termination of employment due to Retirement, any Options held by that Key Employee which are not fully exercisable immediately prior to such optionee’s termination of employment shall become fully exercisable upon such death, Total Disability or Retirement, provided however that, in the event of a Key Employee’s Retirement, the Key Employee’s termination of employment is at least one year after the date of grant of the Options.

5.
Termination Rules for Restricted Stock. Pursuant to the discretion granted to the Committee with respect to vesting of Restricted Stock, if a Key Employee terminates employment with all Participating Companies during a Restriction Period, the restrictions applicable to the shares of Restricted Stock awarded to such Key Employee shall not lapse upon such termination of employment (and the shares of Restricted Stock shall not become vested) except as may be otherwise provided in Section 9 of the Plan (regarding a Change of Control) or such Key Employee’s Award Document, or as may be specifically approved by the Committee, regardless of the reason for such termination of employment.

6.
Crediting of Dividend Equivalents to Restricted Units. Pursuant to Section 7(g) of the Plan, the Restricted Unit account of a Key Employee shall be credited with Dividend Equivalents during the Restriction Period, which shall be subject to the same terms and conditions (and become payable and be paid) as the Restricted Units to which they relate. All Dividend Equivalents payable in respect of Restricted Units shall be deemed reinvested in that number of Restricted Units determined based on the Fair Market Value on the date the corresponding dividend on the Stock is payable to stockholders.

7.
Termination of Awards. The Committee may in its sole discretion terminate in whole or in part such portion of a Key Employee’s Award of Restricted Stock, Restricted Units, Performance Shares, Options, or Rights as has not at the time of such termination become vested or with respect to which any applicable Performance Period or Restriction Period has not lapsed, if the Committee determines that such Key Employee is not performing satisfactorily the duties to which he or she was assigned (or duties of at least equal responsibility) on the date the Award was made to the Key Employee.

8.
Definition of Total Disability. A “Key Employee” shall be deemed to have terminated employment by reason of Total Disability for purposes of the Plan if the Key Employee becomes entitled to receipt of long term disability benefits under the Company’s Long-Term Disability Benefits Plan for Salaried Employees.

9.
Tax Withholding. Federal, state and local income or other taxes to be withheld with respect to Awards for a Key Employee shall be satisfied by retaining Stock otherwise deliverable to the Key Employee in an amount sufficient to satisfy the withholding obligations applicable in respect of such Awards, unless other arrangements satisfactory to the Executive Vice President, Human Resources are made for withholding.